Exhibit 99.2
The RealReal Third Quarter 2022 Stockholder Letter
November 8, 2022

Dear Stockholders,

We reported financial results for the third quarter of 2022 earlier today. Both Gross Merchandise Value (“GMV”) and Adjusted EBITDA results came in approximately at the mid-point of our guidance. For the third quarter in a row, compared to prior year, we narrowed our Adjusted EBITDA loss and improved our Adjusted EBITDA margin, despite a more challenging business environment. As we continue to focus on profitable growth, our objective is to accelerate our timeline to profitability and demonstrate the efficacy of our business model.

We believe there are levers in our business that may enable us to reach profitability with lower top-line growth than previously projected. To that end, we are focused on the following strategic initiatives: (1) overhauling our consignor commission structure, (2) further optimizing our pricing, (3) taking a more aggressive approach on costs, and (4) capitalizing on potential new revenue streams.

Regarding the first strategic initiative, we recently updated and simplified our consignor commission rates and structure. We believe the update to rates will incentivize the consignment of higher-value items and limit the consignment of lower-value items, which are unprofitable. Additionally, we incorporated a dynamic and personalized tool into our website to allow consignors to calculate their expected earnings, which we believe will increase transparency and may further motivate consignors to sell their luxury goods on The RealReal platform. In combination, we believe these actions will move the overall business closer to profitability.

The second strategic initiative is to optimize pricing by further refining our dynamic pricing algorithms. We have highly coveted items on our platform and believe there is opportunity to further optimize our prices and deliver industry-leading value for our consignors.

The third strategic initiative we have identified is a more aggressive stance on cost management internally at The RealReal. Early in the fourth quarter of this year, we completed a modest reduction in our workforce. We remain highly selective in filling open roles and adding new positions.

The fourth and final strategic initiative identified is to explore other potentially profitable revenue streams, including a warranty program, advertising technology, and data monetization. These opportunities are in early stages, but we believe show promise.

We are confident these initiatives will have a meaningful positive impact on our business. However, it may take a quarter or two for these initiatives to be fully reflected in our financial results.

During the third quarter of 2022, both GMV and total revenue grew 20% year-over-year. From a demand perspective, our business remained strong during the quarter. We saw positive trends in new buyers and new members. Our highest GMV growth rates during the quarter were in ready-to-wear, handbags, men’s, and branded fine jewelry. Our gross margin continued to strengthen in the third quarter, rising 330-basis points sequentially and increasing 30-basis points compared to the prior year period. This gross margin improvement is primarily a result of our strategic decision to emphasize our high-margin consignment business and de-emphasize the direct business.

GMV was $440.7 million in the third quarter, driven by a 26% increase in orders, partially offset by a 5% decrease in average order value (“AOV”) compared to the third quarter of 2021. The year-over-year change in AOV was due to lower average selling prices (“ASPs”), partially offset by higher units per transaction (“UPT”). GMV from repeat buyers was 84%, which was relatively stable year-over-year. Our total active buyers reached 950,000 in the third quarter of 2022, increasing 23% year-over-year, which is a slight acceleration sequentially. The RealReal members grew 22% year-over-year reaching over 30 million. This demonstrates the broad-based acceptance of luxury resale and the far-reaching interest in The RealReal platform.

Total revenue in the third quarter of 2022 was $142.7 million. Direct revenue was 24% of total revenue, down from both the first and second quarter of 2022 (33% and 28% of total revenue, respectively). This drove gross margin improvement and reduced our cash outlay for company-owned inventory in the third quarter compared to the first half of this year. During the third quarter of 2022, our Adjusted EBITDA was $(28.2) million, or (19.7)% of total revenue, compared to $(31.5) million, or (26.5)% of total revenue in the third quarter of 2021.

We ended the third quarter of 2022 with $300 million of cash and cash equivalents on hand. We decreased cash used in operating, investing and financing activities in the third quarter of 2022 to $15 million, compared to $57 million and $45 million in the first and second quarters of fiscal 2022, respectively. At the end of the third quarter, we had $63 million of company-owned inventory, a decrease of $11 million compared to the end of the second quarter of 2022. We project that our inventory balance will further decrease in the fourth quarter of 2022.

Against a backdrop of broad economic uncertainty and based on market conditions as of November 8, 2022, we are providing the following guidance for the fourth quarter 2022 for GMV, Total Revenue and Adjusted EBITDA, which is a Non-GAAP financial measure:

Q4 2022
GMV	$480 - $510 million
Total Revenue	$145 - $165 million
Adjusted EBITDA	$(27) - $(23) million

We continue to project that The RealReal will be profitable on a full year Adjusted EBITDA basis in 2024, and believe we are on track to attain our Vision 2025 Adjusted EBITDA target. These targets and projections rely on a number of assumptions, including (1) top-line growth, (2) operational excellence with improved variable cost productivity, and (3) a disciplined approach to fixed cost management.

While there is uncertainty in the broader economic environment, we are energized about the strategic direction of our business as we more aggressively pursue profitable growth. We believe multiple metrics point to the health and resilience of our business model. The RealReal platform membership is reaching new highs, and leads and opportunities for consignment continue to grow year-over-year. Furthermore, our differentiated full-service consignment service offering, our positioning as a value-play within the luxury goods market, and our strong balance sheet give us confidence in our marketplace business model.

We have not reconciled forward-looking Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations including payroll tax expense on employee stock transactions that are not within our control, or other components that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss).

Executive Summary & Key Takeaways

▪Reported Q3 Financial Results: In the third quarter of 2022, GMV and total revenue grew 20% year-over-year and Adjusted EBITDA loss was $(28.2) million, which is an improvement year-over-year in both Adjusted EBITDA margin and absolute dollars, despite a more challenging business environment.

▪Strategic Initiatives to Accelerate Profitability: We believe there are levers in our business that may enable us to reach profitability with lower top-line growth than previously projected. To that end, we are focused on the following strategic initiatives: (1) overhauling our consignor commission structure, (2) further optimizing our pricing, (3) taking a more aggressive approach on costs, and (4) capitalizing on potential new revenue streams.

▪Provided Q4 Guidance: Against a backdrop of broad economic uncertainty, we are providing fourth quarter 2022 guidance today.

▪Expected Timeline to Profitability: We believe we remain on track to achieve Adjusted EBITDA profitability on a full year basis in 2024 and our Vision 2025 Adjusted EBITDA target assuming top-line growth, variable cost productivity and fixed cost leverage.

Environment, Social and Governance (ESG) Update

ESG has always played a critical role in our business and our culture at The RealReal. Therefore, in this important area, we remain committed to continuing and enhancing our internal processes and external reporting with oversight from The RealReal Board of Directors.

It is core to our mission to extend the life cycle of luxury and to create a more sustainable future. We are proud of our broader social impact as we help to enable and further the circular economy. In addition to being a thought leader and advocate, we firmly believe that The RealReal can deliver on our commitment to be a responsible steward of the environment for our employees and communities. We are proactively educating consumers about how they can reduce their environmental footprint by participating in the circular economy and measure the positive impact that the recirculation of luxury goods has on the environment. For instance, we maintain the TRR Sustainability Calculator and have added enhancements to allow buyers to see their cumulative positive environmental impact from participating in the circular economy. We believe The RealReal Sustainability Calculator helps educate consumers on the positive environmental impact of keeping goods in circulation.

We encourage you to learn more about our ESG efforts by visiting the Social Impact section of our Investor Relations site at investor.therealreal.com/social-impact and our diversity and inclusion website at therealreal.com/trr/diversity.

We want to thank our entire team at The RealReal for their tireless efforts and continued dedication to our mission. We also want to thank our more than 30 million members as they join us on our mission to extend the life of luxury and make fashion more sustainable.

Sincerely,

Rati Sahi Levesque

Robert Julian

Exhibit 99.2
Forward Looking Statements
This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of recent geopolitical events and uncertainty surrounding macro-economic trends, inflation and the COVID-19 pandemic, and our financial guidance, timeline to profitability, 2025 vision and long-range financial targets and projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations and our business environment, inflation, macroeconomic uncertainty, geopolitical instability, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this stockholder letter and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue ("Adjusted EBITDA Margin"). We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, restructuring charges, CEO transition costs, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total revenue	$142,703	$118,838	$443,838	$322,567
Adjusted EBITDA Reconciliation:
Net loss	$(47,258)	$(57,196)	$(157,835)	$(183,912)
Depreciation and amortization	7,195	6,034	20,255	17,840
Stock-based compensation (1)	10,841	12,592	37,020	36,324
CEO separation benefits (2)	—	—	902	—
CEO transition costs (3)	452	—	1,018	—
Payroll taxes expense on employee stock transactions	137	245	412	967
Legal fees reimbursement benefit (4)	(1,400)	(500)	(1,400)	(500)
Legal settlement (5)	152	500	456	11,788
Restructuring charges (6)	—	811	275	2,314
Interest income	(1,002)	(55)	(1,360)	(249)
Interest expense	2,675	6,072	8,014	15,374
Other (income) expense, net	(6)	(5)	(133)	(22)
Provision for income taxes	63	28	96	83
Adjusted EBITDA	$(28,151)	$(31,474)	$(92,280)	$(99,993)
Adjusted EBITDA Margin	(19.7)%	(26.5)%	(20.8)%	(31.0)%
(1) The stock-based compensation expense for the nine months ended September 30, 2022 includes a one-time charge of $1.0M related to the modification of certain equity awards pursuant to the terms of the transition and separation agreement entered into with our founder, Julie Wainwright, in connection with her resignation as Chief Executive Officer ("CEO") on June 6, 2022 (the "Separation Agreement").
(2) The separation benefit charges for the nine months ended September 30, 2022 consists of base salary, bonus and benefits for the 2022 fiscal year, as well as an additional twelve months of base salary and benefits payable to Julie Wainwright pursuant to the Separation Agreement. In addition, see footnote 1 for disclosure regarding the incremental stock-based compensation expense incurred in connection with the Separation Agreement.
(3) The CEO transition charges for the three and nine months ended September 30, 2022 consist of general and administrative fees, including legal and recruiting expenses, as well as retention bonuses for certain executives incurred in connection with our founder's resignation on June 6, 2022.
(4) During the three and nine months ended September 30, 2022, we received insurance reimbursement of $1.4 million related to a legal settlement expense.
(5) The legal settlement charges for the nine months ended September 30, 2021 reflects legal settlement expenses arising from the settlement of a putative shareholder class action and derivative case.
(6) The restructuring charges for the nine months ended September 30, 2022 consists of employee severance payments and benefits. The restructuring charges for the three and nine months ended September 30, 2021 consist of the costs to transition operations from the Brisbane warehouse to our new Phoenix warehouse.